Exhibit 99.2

Summary Unaudited Pro Forma Consolidated Financial Data. The following table sets forth summary unaudited pro forma consolidated financial data for Agilent for the year ended October 31, 2004 and the nine months ended July 31, 2005, certain ratios for the year ended October 31, 2004 and our financial position at July 31, 2005. This summary unaudited pro forma consolidated financial data gives effect to:

•	the sale of our semiconductor products group (“SPG”) business which occurred on December 1, 2005;

•	the sale of our stake in Lumileds Lighting International, B.V. (“Lumileds”) which occurred on November 28, 2005;

•	the repurchase and redemption in August and September 2005 of all of our 3% senior convertible debentures due 2021 and the conversion of a portion of such debentures called for into approximately 14.5 million shares of our common stock in September 2005;

•	the repurchase of 8,877,300 shares since August 18, 2005 for cash paid of approximately $290 million;

•	the borrowing of $1.5 billion in connection with the tender offer filed on November 15, 2005 (“the Offer”); and

•	the purchase of shares pursuant to the Offer.

The summary unaudited consolidated statements of operations for the year ended October 31, 2004 and for the nine months ended July 31, 2005 give effect to the transactions as if they had occurred on November 1, 2003. The summary unaudited consolidated statements of operations for the years ended October 31, 2003 and 2002 give effect to the sale of our SPG business only as if it had occurred on November 1, 2001. The summary unaudited consolidated balance sheet gives effect to these transactions as if they had occurred on July 31, 2005.

While we have also announced our current intent to attempt to spin-off our System-On-Chip (“SOC”) and Memory Test businesses, now regrouped in our Semiconductor Test Solutions or STS segment, in 2006, it is not taken into account in the pro forma financial information below. On September 22, 2005, we announced that we had increased the size of our share repurchase program, of which the Offer is an integral part, from $4 billion to $4.466 billion. Assuming 73,000,000 shares are repurchased at the maximum purchase price of $37.00 per share in the Offer, we will have completed purchases of $2.99 billion of our common stock pursuant to the program. The foregoing pro forma financial information does not account for the effect of shares to be repurchased subsequent to the Offer pursuant to the share repurchase program.

In addition, the foregoing pro forma financial information does not account for potential cost savings that may arise in connection with the sale of our SPG business as if such potential cost savings had been realized at the dates indicated. For example, the pro forma information does not include the elimination of certain additional costs that may no longer be incurred following the sale of our SPG business, such as reduced service overhead charges or savings resulting from the consolidation or reduction of employees or facilities. These cost savings may be significant. The foregoing are forward-looking statements, subject to known and unknown risks, that may impact whether or not we are in fact able to realize such potential additional cost savings.

This information should be read in conjunction with Summary Historical Consolidated Financial Data and our audited consolidated financial statements and the related notes filed as part of our Annual Report on Form 10-K for the year ended October 31, 2004 and the unaudited condensed consolidated financial statements and the related notes filed as part of our Quarterly Reports on Form 10-Q for the quarters ended January 31, 2005, April 30, 2005 and July 31, 2005. This summary unaudited pro forma consolidated financial data is not necessarily indicative of either our financial position or results of operations, which actually would have been attained had the purchase of shares pursuant to the Offer and the related refinancing been completed at the dates indicated, or the financial position or results that will be achieved in the future. This summary unaudited pro forma consolidated financial data has been included herein for informational and comparative purposes only. Our future results are subject to prevailing economic and industry specific conditions and financial, business and other known and unknown risks and uncertainties, certain of which are beyond our control.

The pro forma amounts have been calculated assuming that we complete the Offer for 73,000,000 shares at a price of $37.00 per share.

PRO FORMA BALANCE SHEET

(In millions)

(Unaudited)

	As of July 31, 2005	Sale of SPG	Subtotal Continuing Operations	Sale of our Stake in Lumileds	Convertible Redemption	Common Stock Open-Market Repurchases	Tender Offer	Debt	Pro Forma
		A		B	C	D	E	F
ASSETS
Current assets:
Cash and cash equivalents	$2,782	$932	$3,714	$1,000	$(690)	$(290)	$(2,700)	$1,500	$2,534
Accounts receivable, net	966	(226)	740	—	—	—	—	—	740
Inventory	936	(185)	751	—	—	—	—	—	751
Other current assets	242	(42)	200	—	—	—	—	—	200

Total current assets	4,926	479	5,405	1,000	(690)	(290)	(2,700)	1,500	4,225
Property, plant and equipment	1,148	(243)	905	—	—	—	—	—	905
Goodwill and other intangible assets, net	461	(98)	363	—	—	—	—	—	363
Restricted cash	—	1,600	1,600	—	—	—	—	—	1,600
Other assets	817	(11)	806	(100)	(7)	—	—	—	699

Total assets	$7,352	$1,727	$9,079	$900	$(697)	$(290)	$(2,700)	$1,500	$7,792

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$399	$(105)	$294	$—	$—	$—	$—	$—	$294
Employee compensation and benefits	471	(21)	450	—	—	—	—	—	450
Deferred revenue	323	—	323	—	—	—	—	—	323
Income and other taxes payable	374	8	382	—	—	—	—	—	382
Other accrued liabilities	204	(8)	196	—	(5)	—	—	—	191

Total current liabilities	1,771	(126)	1,645	—	(5)	—	—	—	1,640
Senior convertible debentures	1,150	—	1,150	—	(1,150)	—	—	—	—
Notes payable	—		—	—	—	—	—	1,500	1,500
Other liabilities	483	—	483	—	—	—	—	—	483

Total liabilities	3,404	(126)	3,278	—	(1,155)	—	—	1,500	3,623
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—	—	—	—	—	—	—	—
Common stock	5	—	5	—	—	—	—	—	5
Additional paid-in-capital	5,311	—	5,311	—	465	—	—	—	5,776
Treasury shares	—	—	—	—	—	(290)	(2,700)	—	(2,990)
Accumulated (deficit) earnings	(1,509)	1,853	344	900	(7)	—	—	—	1,237
Accumulated other comprehensive income	141	—	141	—	—	—	—	—	141

Total stockholders’ equity	3,948	1,853	5,801	900	458	(290)	(2,700)	—	4,169

Total liabilities and stockholders’ equity	$7,352	$1,727	$9,079	$900	$(697)	$(290)	$(2,700)	$1,500	$7,792

NOTES TO PRO FORMA BALANCE SHEET

A

On December 1, 2005, we completed the sale of substantially all of the assets of our SPG business for gross proceeds of $2.579 billion, subject to adjustment. The adjustments presented represent the receipt of net cash proceeds, recognition of the resulting gain on the sale and the removal of the book value of assets and liabilities based on carrying amounts at July 31, 2005 that we expect to transfer or write-off as part of the sale. The value of assets and liabilities that will actually transfer upon consummation of the sale will differ from the amounts presented above.

The Offer is expected to be financed in part by borrowings of up to $1.0 billion. It is anticipated that these borrowings may be refinanced through an offering of up to $1.5 billion of Senior Notes which may be issued in a potential unregistered private placement to qualified institutional buyers (see footnote F below for further information on this potential offering). We anticipate that our ability to use up to $1.6 billion of our available cash will be restricted for the period during which the Senior Notes are outstanding. As such, we have classified this amount as restricted cash, a component of long term assets in our pro forma balance sheet.

The resulting gain on the sale of our SPG business is estimated as follows based on estimated gross proceeds, estimated transaction costs and the book value of net assets to be transferred at July 31, 2005. All such amounts are subject to adjustment.

(in millions)
Gross proceeds	$2,579
Less: estimated transaction costs (1)	47

Estimated net proceeds	2,532
Less: book value of anticipated net assets to be transferred (2)	671

Gain before taxes	1,861
Income taxes (3)	8

Anticipated gain on sale	$1,853

(1)	Estimated transaction costs include legal, accounting and other fees and expenses incurred to complete the transaction.
(2)	This amount represents the book value at July 31, 2005 of net assets anticipated to be transferred in the sale. The composition of net assets to be transferred is subject to change. The book value (as defined in the sale agreement) at the date of transfer will be used to calculate the actual gain we will recognize on the sale.
(3)	The provision for income taxes associated with the sale has been estimated based on the tax impact in each of the jurisdictions where net assets are to be sold. This provision also takes into account any valuation allowance adjustments in jurisdictions which have a full valuation allowance.

B

On November 28, 2005 we completed the sale of our stake in Lumileds for a purchase price payable to us of $948.5 million and repayment of approximately $51.3 million in outstanding loans and advances made to Lumileds. The adjustments presented represent the receipt of $1.0 billion in cash proceeds on the sale, the transfer of the book value of our investment in and advances to Lumileds totaling approximately $100 million at July 31, 2005 and recognition of the estimated gain resulting in the sale. We have assumed no tax liability on this sale as the transaction will occur primarily in the U.S. tax jurisdiction where we have a previously recorded a full tax valuation allowance which we anticipate will be available to offset any tax liability.

The resulting gain on the sale is estimated as follows based on estimated proceeds and the book value of our investment in and advances to Lumileds at July 31, 2005. All such amounts are subject to adjustment.

(in millions)
Estimated net proceeds	$1,000
Less: Book value of investment (1)	100

Gain before taxes	900
Estimated income tax liability	—

Estimated gain on sale	$900

(1)	This amount represents the book value at July 31, 2005 of our investment in and advances to Lumileds. The book value at the final date of sale will be used to calculate the actual gain we will recognize on the sale.

C

The purchase and redemption of our convertible debentures occurred in August and September, 2005. Unamortized debt issuance costs were expensed or recorded as a cost of capital in proportion to the principal repayments. Accrued interest payable was paid in cash or recorded as a cost of capital in proportion to the principal repayments. A loss on extinguishment of debt resulting from the premium paid to noteholders was also recorded.

The pro forma adjustments presented above reflect the impact of this repurchase had it occurred on July 31, 2005. As such, these adjustments reflect cash payments of $690 million which estimates the amount that would have been paid to noteholders on that date and the issuance of approximately $465 million of common stock.

D

In August and September 2005, we purchased approximately 9 million shares of common stock in the open market for a total cost of approximately $290 million, including the costs of purchase, which we hold in treasury. The adjustments presented reflect the corresponding reduction in cash and equity for the repurchase.

E

The pro forma adjustments presented assume that we will repurchase for cash approximately $2.7 billion worth of common stock in the Offer which will be classified as treasury stock. This assumes the top end of the anticipated price range and that 100% of available shares will be tendered. The actual number of shares tendered and the actual price paid for tendered shares could vary from this assumption.

F

In connection with the Offer, we anticipate issuing approximately $1.5 billion aggregate principal amount of Senior Notes bearing interest at LIBOR plus 30 basis points in an unregistered private placement to qualified institutional buyers. It is possible that we may elect to enter into a debt arrangement with a shorter term, smaller principal amount or higher interest rate.

PRO FORMA STATEMENTS OF OPERATIONS

(In millions except for per share amounts)

(Unaudited)

	Nine Months Ended July 31 2005	Sale of SPG	Subtotal Continuing Operations	Sale of our Stake in Lumileds	Convertible Redemption	Common Stock Open-Market Repurchases	Tender Offer	Debt	Pro Forma
		A		B	C	D	E	F	G
Net revenue	$5,034	$(1,302)	$3,732	$—	$—	$—	$—	$—	$3,732
Costs and expenses:

Cost of sales	2,728	(823)	1,905	—	—	—	—	—	1,905
Research and development	724	(177)	547	—	—	—	—	—	547
Selling, general and administrative	1,316	(150)	1,166	—	—	—	—	—	1,166

	4,768	(1,150)	3,618	—	—	—	—	—	3,618
Income from operations	266	(152)	114	—	—	—	—	—	114
Other income (expense), net	107	38	145	(36)	22	—	(5)	(51)	75

Income before taxes	373	(114)	259	(36)	22	—	(5)	(51)	189
Provision (benefit) for taxes	71	(18)	53	—	—	—	—	—	53

Net income	$302	$(96)	$206	$(36)	$22	$—	$(5)	$(51)	$136

Earnings per share

Basic	$0.61	$—	$—	$—	$—	$—	$—	$—	$0.32

Diluted	$0.61	$—	$—	$—	$—	$—	$—	$—	$0.32
Weighted average shares outstanding used to compute earnings per share:

Basic	494	—	—	—	—	—	—	—	426

Diluted	499	—	—	—	—	—	—	—	431

	Twelve Months Ended October 31 2004	Sale of SPG	Subtotal Continuing operations	Sale of our Stake in Lumileds	Convertible Redemption	Treasury stock purchases	Tender Offer	Debt	Pro Forma
		A		B	C	D	E	F	G
Net revenue	$7,181	$(2,021)	$5,160	—	—	—	—	—	$5,160
Costs and expenses:

Cost of sales	4,058	(1,340)	2,718	—	—	—	—	—	2,718
Research and development	933	(246)	687	—	—	—	—	—	687
Selling, general and administrative	1,804	(194)	1,610	—	—	—	—	—	1,610

	6,795	(1,780)	5,015	—	—	—	—	—	5,015

Income from operations	386	(241)	145	—	—	—	—	—	145
Other income (expense), net	54	48	102	(28)	29	—	(7)	(68)	28

Income before taxes	440	(193)	247	(28)	29	—	(7)	(68)	173
Provision (benefit) for taxes	91	(74)	17	—	—	—	—	—	17
Net income	$349	$(119)	$230	$(28)	$29	$—	$(7)	$(68)	$156

Earnings per share

Basic	$0.72	—	—	—	—	—	—	—	$0.38

Diluted	$0.71	—	—	—	—	—	—	—	$0.37
Weighted average shares outstanding used to compute earnings per share:

Basic	483	—	—	—	—	—	—	—	415

Diluted	490	—	—	—	—	—	—	—	422

PRO FORMA STATEMENTS OF OPERATIONS

(In millions except for per share amounts)

(Unaudited)

	Twelve Months Ended October 31, 2003	Sale of SPG	Pro Forma
		A	G
Net revenue	$6,056	$(1,582)	$4,474
Costs and expenses:

Cost of sales	3,750	(1,095)	2,655

Research and development	1,051	(273)	778

Selling, general and administrative	1,980	(209)	1,771

	6,781	(1,577)	5,204

Loss from operations	(725)	(5)	(730)
Other income (expense), net	35	(3)	32

	(690)	(8)	(698)
Provision (benefit) for taxes	1,100	—	1,100

Loss from continuing operations	$(1,790)	$(8)	$(1,798)

Earnings per share

Basic	$(3.78)	—	$(3.80)

Diluted	$(3.78)	—	$(3.80)
Weighted average shares outstanding used to compute earnings per share:

Basic	473	—	473

Diluted	473	—	473

	Twelve Months Ended October 31, 2002	Sale of SPG	Pro Forma
		A	G
Net revenue	$6,010	$(1,557)	$4,453
Costs and expenses:

Cost of sales	3,866	(1,052)	2,814

Research and development	1,250	(321)	929

Selling, general and administrative	2,501	(227)	2,274

	7,617	(1,600)	6,017

Loss from operations	(1,607)	43	(1,564)
Other income (expense), net	60	2	62

Loss before taxes	(1,547)	45	(1,502)
Provision (benefit) for taxes	(525)	(8)	(533)

Loss from continuing operations	$(1,022)	$53	$(969)

Earnings per share

Basic	$(2.20)	—	$(2.08)

Diluted	$(2.20)	—	$(2.08)
Weighted average shares outstanding used to compute earnings per share:

Basic	465	—	465

Diluted	465	—	465

NOTES TO PRO FORMA STATEMENTS OF OPERATIONS

A

These adjustments reflect the elimination of the estimated historical operations of our SPG business for the nine months ended July 31, 2005, and the twelve months ended October 31, 2004, 2003 and 2002. The sale of our SPG business occurred on December 1, 2005. We anticipate reporting SPG as a discontinued operation in our consolidated financial statements going forward.

The Offer is expected to be financed in part by borrowings of up to $1.0 billion. It is anticipated that these borrowings may be refinanced through an offering of up to $1.5 billion of Senior Notes which may be issued in a potential unregistered private placement to qualified institutional buyers (see footnote F below for further information regarding this potential offering). We anticipate that our ability to use up to $1.6 billion of our available cash will be restricted for the period during which the Senior Notes are outstanding. We anticipate that the Senior Notes will have a 5-year maturity. However we further anticipate that we will have the ability to invest this restricted cash in qualifying investment-grade securities and earn interest or investment income on the deposited amounts. We have therefore presented a pro forma adjustment to record approximately $48 million and $64 million of interest income for the nine months ended July 31, 2005 and the twelve months ended October 31, 2004, respectively, related to amounts earned on this restricted cash. This income amount assumes an interest rate of 4% which represents our best estimate of the interest and investment income that we anticipate receiving from our restricted cash investments, based upon current prevailing interest rates. A 0.125% increase or decrease in this assumed investment rate would cause annual interest income to fluctuate by approximately $2 million.

B

These adjustments reflect the elimination of approximately $28 million in estimated equity earnings in Lumileds for the nine-month period ended July 31, 2005 and the twelve-month period ended October 31, 2004. In addition, an $8 million gain previously recorded in the nine month period ended July 31, 2005 related to the sale of 1% of our investment in Lumileds is reflected in the adjustments above. Interest earned on the note receivable during the nine-month period ended July 31, 2005 and the twelve-month period ended October 31, 2004 was not material and therefore no adjustment has been presented to eliminate these amounts.

C

These adjustments reflect the elimination of interest expense and debt issuance cost amortization recognized on our convertible debt during the nine-month period ended July 31, 2005 and the twelve-month period ended October 31, 2004. We have provided no adjustment to reduce historical investment income to reflect the impact of this use of cash to pay back debt as we have assumed that cash received from the sale of our SPG business, the sale of our stake in Lumileds and upon the issuance of additional debt would be used to finance this transaction.

D

We have provided no adjustment to reduce historical interest or investment income to reflect the impact of this use of cash to purchase shares in the Offer as we have assumed that cash received from the sale of our SPG business, the sale of our equity interest in Lumileds and upon the issuance of additional debt would be used to finance the Offer.

E

We have assumed that cash received from the sale of our SPG business, the sale of our stake in Lumileds, and upon the issuance of additional debt as described below in footnote F would be used to finance the Offer. After financing the redemption of our convertible debt as described in footnote C above and the repurchase of shares in the open market, we anticipate that an additional amount of approximately $195 million would be required to finance the Offer. We anticipate funding this amount through cash on hand. The pro forma adjustment reduces historical interest income earned to reflect the use of this cash on hand during the nine-month period ended July 31, 2005 and the year ended October 31, 2004 for investment purposes. We have assumed an interest rate of 3.5%, which represents the average return we earned on short-term investments during that time.

F

These adjustments reflect the recognition of estimated interest expense expected to accrue on approximately $1.5 billion of Senior Notes for the nine-months ended July 31, 2005 and for the twelve months ended October 31, 2004. This adjustment assumes an interest rate of 4.5%, which represents our current estimate of LIBOR plus 30 basis points, which we believe is a reasonable estimate of the rate of interest on the Senior Notes. A 0.125% increase or decrease in this assumed interest rate would cause annual interest expense to fluctuate by approximately $1.9 million. We anticipate that the Senior Notes will have a 5-year maturity. As the transaction will occur primarily in the U.S. tax jurisdiction where we have historically recorded a full tax valuation allowance, a 0% tax rate was assumed and no income tax benefit was reflected.

G

The computation of pro forma earnings per share for the year ended October 31, 2004 and the nine-month period ended July 31, 2005 assumes the reduction of average outstanding shares by approximately 68 million. This amount represents, 1) the issuance of approximately 14.5 million shares in connection with the redemption of convertible debt, 2) the repurchase of 9 million shares on the open market in August and September 2005 classified as treasury shares and 3) the assumed purchase of 73 million shares in the Offer. The number of shares assumed to be tendered assumes the repurchase of approximately $2.7 billion worth of shares of our common stock at the maximum price of $37.00 per share to be classified as treasury shares. This assumes the top end of the anticipated price range and that 100% of available shares will be tendered. The actual number of shares tendered and the actual price paid for tendered shares could vary from this assumption. As no pro forma adjustments were presented for these transactions in the pro forma statements of operations for the years ended October 31, 2003 and 2002, no adjustment to the historical average number of shares for those years was provided to compute pro forma earnings per share.